Exhibit 99.1

Doug Sherk	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (415) 652-9100	+1 (408) 789-4426
dsherk@evcgroup.com	bkaplan@accuray.com

Accuray Reports Fiscal 2019 Third Quarter Results

SUNNYVALE, Calif., April 23, 2019 – Accuray Incorporated (NASDAQ: ARAY) today reported its financial results for the third quarter of fiscal 2019 ended March 31, 2019.

Fiscal Third Quarter Highlights

•	Gross orders increased 12 percent year over year to $83.6 million
•	Ending backlog increased 5 percent year over year to $493.9 million
•	Revenue increased 3 percent year over year to $103.2 million
•	Operating expense decreased 6 percent year over year to $37.6 million
•	China joint venture granted business license

“We continued to execute our commercial plan during the third quarter and generated a 12 percent increase in gross order growth,” said Joshua H. Levine, President & Chief Executive Officer. “This was our fourth consecutive quarter of double-digit gross order growth, which was driven by continued momentum in China as well as competitive system replacements. In addition, we substantially completed the $15 million cost savings initiative announced in our fiscal second quarter and expect to realize the full benefit from this effort in fiscal 2020.”

“During our third quarter, we made progress in operationalizing our China joint venture agreement signed in late January as well as executing our product development roadmap. The roadmap is focused on increasing the speed and utility of our devices while extending our historical strength in the precision of our treatments. Our VOLO Optimizer software, which reduces CyberKnife treatment times by up to 50%, has already been deployed on approximately 30% of our compatible CyberKnife installed base. Additionally, our Synchrony motion synchronization capability software for Radixact will be launched at ESTRO next week. Combined, we believe our strategies are positioning Accuray for consistent long-term growth.”

Fiscal Third Quarter Results

Total revenue was $103.2 million compared to $99.8 million in the prior fiscal year third quarter. Product revenue totaled $46.5 million compared to $43.2 million in the prior fiscal year third quarter, while service revenue totaled $56.8 million compared to $56.6 million in the prior fiscal year third quarter.

Total gross profit for the 2019 fiscal third quarter was $40.5 million, or 39.2 percent of revenue, comprised of product gross margin of 41.5 percent and service gross margin of 37.3 percent. This compares to total gross profit of $36.2 million, or 36.3 percent of revenue, comprised of product gross margin of 41.4 percent and service gross margin of 32.4 percent for the prior fiscal year third quarter. The increase in service gross margin was primarily driven by higher parts consumption in the prior year period.

Total operating expenses were $37.6 million, a decrease of 6 percent compared with $40.1 million in the prior fiscal year third quarter. The decrease was primarily driven by lower headcount costs, and a $0.8 million non-cash benefit related to a facility lease termination.

Net loss was $1.2 million, or $0.01 per share, for the 2019 fiscal third quarter, compared to a net loss of $8.9 million, or $0.10 per share, for the prior fiscal year third quarter.

Adjusted EBITDA for the 2019 fiscal third quarter was $6.7 million, compared to $1.4 million in the prior fiscal year third quarter.

Total cash, cash equivalents, and short-term restricted cash were $64.6 million as of March 31, 2019 compared to $64.6 million as of December 31, 2018.

Fiscal Nine Month Results

For the nine months ended March 31, 2019, gross product orders totaled $245.2 million compared to $208.5 million for the same prior fiscal year period. Ending product backlog was $493.8 million, approximately 5 percent higher than backlog at the end of the prior fiscal year third quarter.

Total revenue for the nine months ended March 31, 2019 was $301.4 million compared to $291.1 million in the same prior fiscal year period. Product revenue for the nine months ended March 31, 2019 totaled $136.0 million compared to $129.3 million in the same prior fiscal year period, while service revenue for the nine months ended March 31, 2019 totaled $165.3 million compared to $161.8 million in the same prior fiscal year period.  The increase in product revenue was primarily due to an increase in sales of Radixact systems. The increase in service revenue is primarily driven by continued installed base growth.

Total gross profit for the nine months ended March 31, 2019 was $116.7 million, or 38.7 percent of revenue, comprised of product gross margin of 40.6 percent and service gross margin of 37.2 percent.  This compares to total gross profit of $113.7 million, or 39.1 percent of revenue, comprised of product gross margin of 42.5 percent and service gross margin of 36.3 percent for the same prior fiscal year period.  The decrease in product gross margin stemmed from changes in product mix, with fewer CyberKnife systems sold in the first nine months of fiscal 2019.

Total operating expenses for the nine months ended March 31, 2019 were $119.4 million, a decrease of 1 percent compared with $120.6 million in the same prior fiscal year period.

Net loss was $15.0 million, or $0.17 per share, for the nine months ended March 31, 2019, compared to a net loss of $23.0 million, or $0.27 per share, for the same prior fiscal year period.

Adjusted EBITDA for the nine months ended March 31, 2019 was $14.8 million, compared to $9.3 million in the prior fiscal year period.

2019 Financial Guidance

The company is updating its fiscal year 2019 guidance provided on October 30, 2018. Details are summarized as follows:

•

Revenue: Product revenue growth is expected to range between 4 and 8 percent and service revenue is expected to grow approximately 2 percent, resulting in total revenue of between $415 million to $425 million, which would represent 3 to 5 percent growth year over year.

•	Adjusted EBITDA: $23.0 million to $29.0 million, which would represent growth of approximately 35 percent to 70 percent year over year.
•	Achievement of the higher end of the range for revenue and adjusted EBITDA is dependent on the timing of Class A and Class B user license issuances in China and conversion of those orders to revenue.

Guidance for non-GAAP financial measures excludes amortization of intangibles, depreciation, stock-based compensation expense, interest expense, net, provision for income taxes, gain on lease termination, expenses related to a cost savings initiative and impairment charges.  For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss its fiscal third quarter results and recent corporate developments. Conference call dial-in information is as follows:

•	U.S. callers: (855) 867-4103
•	International callers: (262) 912-4764
•	Conference ID Number (U.S. and international): 1788894

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 1788894. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment charges, expenses related to a cost savings initiative, and gain on lease termination (“adjusted EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the financial statement tables included in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including management's expectations regarding revenue and adjusted EBITDA; expectations regarding the grant of Class A and Class B user licenses in China; expectations regarding operationalizing our joint venture in China; expectations regarding our product development roadmap; expectations regarding the impact of our recent cost savings initiative; expectations regarding the deployment of the VOLO Optimizer software and launch of the Synchrony motion synchronization software; the company's ability to develop consistent long-term growth; and the company’s leadership position in radiation oncology innovation and technologies.  These forward-looking statements involve risks and uncertainties.  If any of these risk or uncertainties materialize, or if any of the company's assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's ability to achieve widespread market acceptance of its products, including new product and software offerings; the company’s ability to develop new products or enhance existing products to meet customers’ needs and compete favorably in the market; the company's ability to effectively manage its growth; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; risks and uncertainties related to operationalizing the China joint venture and the company’s ability to take advantage of the China Class A and B user license announcement; the company’s limited long-term clinical data supporting the safety and efficacy of its products, including new product offerings; and such other risks identified under the heading "Risk Factors" in the company's Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2019, and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

###

Financial Tables to Follow

 Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Gross Orders	$83,571	$74,906	$245,154	$208,461
Net Orders	59,786	40,880	153,899	144,567
Order Backlog	493,870	468,147	493,870	468,147
Net revenue:
Products	$46,451	$43,244	$136,019	$129,266
Services	56,770	56,588	165,349	161,845
Total net revenue	103,221	99,832	301,368	291,111
Cost of revenue:
Cost of products	27,169	25,332	80,755	74,291
Cost of services	35,586	38,251	103,888	103,110
Total cost of revenue	62,755	63,583	184,643	177,401
Gross profit	40,466	36,249	116,725	113,710
Operating expenses:
Research and development	12,913	13,906	40,442	42,663
Selling and marketing	12,903	14,612	41,078	43,241
General and administrative	11,769	11,552	37,880	34,696
Total operating expenses	37,585	40,070	119,400	120,600
Income/(loss) from operations	2,881	(3,821)	(2,675)	(6,890)
Other expense, net	(3,829)	(4,465)	(11,133)	(14,774)
Loss before provision for income taxes	(948)	(8,286)	(13,808)	(21,664)
Provision for income taxes	236	566	1,222	1,289
Net loss	$(1,184)	$(8,852)	$(15,030)	$(22,953)
Net loss per share - basic and diluted	$(0.01)	$(0.10)	$(0.17)	$(0.27)
Weighted average common shares used in computing loss per share:
Basic and diluted	87,962	85,459	87,220	84,594

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	June 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$62,509	$83,083
Restricted cash	2,103	9,830
Accounts receivable, net	99,774	65,994
Inventories	124,433	108,540
Prepaid expenses and other current assets	21,452	15,569
Deferred cost of revenue	157	1,141
Total current assets	310,428	284,157
Property and equipment, net	20,265	23,698
Goodwill	57,813	57,855
Intangible assets, net	714	821
Other assets	16,914	12,196
Total assets	$406,134	$378,727
Liabilities and equity
Current liabilities:
Accounts payable	$25,392	$19,694
Accrued compensation	27,082	28,992
Other accrued liabilities	26,945	22,448
Customer advances	22,822	22,896
Deferred revenue	78,833	75,404
Total current liabilities	181,074	169,434
Long-term liabilities:
Long-term other liabilities	8,168	8,608
Deferred revenue	23,291	20,976
Long-term debt	145,957	131,077
Total liabilities	358,490	330,095
Equity:
Common stock	88	86
Additional paid-in capital	531,207	521,738
Accumulated other comprehensive income	489	1,093
Accumulated deficit	(484,140)	(474,285)
Total equity	47,644	48,632
Total liabilities and equity	$406,134	$378,727

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
GAAP net loss	$(1,184)	$(8,852)	$(15,030)	$(22,953)
Amortization of intangibles	36	36	108	107
Depreciation (a)	1,878	2,344	5,980	7,280
Stock-based compensation	2,880	3,204	7,779	9,074
Interest expense, net (b)	3,857	4,062	11,042	14,460
Impairment charge (c)	-	-	3,707	-
Cost savings initiative (d)	-	-	998	-
Gain on lease termination (e)	(1,007)	-	(1,007)	-
Provision for income taxes	236	566	1,222	1,289
Adjusted EBITDA	$6,696	$1,360	$14,799	$9,257

(a) consists of depreciation, primarily on property and equipment.

(b) consists primarily of interest income, interest expense associated with outstanding debt, and non-cash loss on extinguishment of debt.

(c) consists of a one-time accounts receivable impairment charge related to one customer in the first quarter of 2019.

(d) consists of costs associated with a staff reduction recorded in the fiscal second quarter of 2019.

(e) consists of a non-cash reversal of deferred rent related to a facility lease that was terminated.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted EBITDA

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2019
	From	To
GAAP net loss	$(16,700)	$(10,700)
Depreciation and amortization (a)	8,400	8,400
Stock-based compensation	11,000	11,000
Impairment charge (b)	3,700	3,700
Cost savings initiative (c)	1,500	1,500
Gain on lease termination (d)	(1,000)	(1,000)
Interest expense, net (e)	14,400	14,400
Provision for income taxes	1,700	1,700
Adjusted EBITDA	$23,000	$29,000

(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) consists of a one-time accounts receivable impairment charge related to one customer in the first quarter of 2019.

(c) consists of costs associated with a staff reduction initiated in the fiscal second quarter of 2019.

(d) consists of a non-cash reversal of deferred rent related to a facility lease that was terminated.

(e) consists primarily of interest expense associated with outstanding debt.